Exhibit 8.1

List of subsidiaries of KT Corporation

(As of December 31, 2003)

Name	Jurisdiction of Incorporation
KT Powertel Co., Ltd.	Korea
KT Solutions Corporation	Korea
KT Linkus Co., Ltd.	Korea
KT Hitel Co., Ltd.	Korea
Korea Telecom America, Inc.	U.S.A.
Korea Telecom Philippines, Inc.	Philippines
KT Submarine Co., Ltd.	Korea
KT Freetel Co., Ltd.	Korea
New Telephone Company Inc.	Russia
Korea Telecom Japan Co., Ltd.	Japan
KTF Technologies Inc.	Korea
KT Commerce Inc.	Korea
KT Rental Corp.	Korea
KT China Co., Ltd.	China